FOR IMMEDIATE RELEASE
                                                               April 13, 1999

                         POINT WEST CAPITAL CORPORATION
                         ANNOUNCES FIRST QUARTER RESULTS
                             AND FINANCIAL CONDITION



          SAN  FRANCISCO-(April 13, 1999) Point West Capital Corporation (Nasdaq
Symbol: PWCC) today reported the following: (Dollars in thousands, except per share amounts)

                                               Three Months Ended
                                                   March 31,
                                        1999                     1998
                                    ------------------     ------------------
        Net loss                    $      (500)             $       (80)
                                    -------------------    ------------------
        Total comprehensive income  $     21,088             $       323
                                    ------------------     ------------------
        Basic loss per share        $     (0.15)*            $    (0.02)**
                                    ------------------     ------------------

*Based on 3,273,628 weighted average shares of common stock outstanding. **Based on 3,253,324 weighted average shares of common stock outstanding.

         The Company's  results of  operations  for the three months ended March

31, 1999 are not  comparable to those for the three months ended March 31, 1998,

partially  because of the  establishment  of two new  businesses  (Fourteen Hill

Capital,  L.P. and Allegiance  Capital,  LLC) in the second half of 1997,  which generated  substantially  more activity in the first quarter of 1999 compared to the first quarter of 1998. In addition,  prior to the third quarter of 1998, all losses associated with Dignity Partners Funding Corp. I ("DPFC"), a wholly owned special  purpose  finance  subsidiary  of the Company,  were  charged  against a reserve which was originally established in 1996 for the estimated loss of Point

West's equity interest in DPFC. During the third quarter of 1998 the reserve was fully depleted. In the first quarter of 1998, the $801,000 loss realized by DPFC was charged
against the reserve and,  therefore,  was not  reflected in the net loss. In the first  quarter of 1999,  the $1.1 million loss realized by DPFC was reflected in the net loss. At March 31, 1999,  DPFC's  accumulated  deficit was $2.8 million.

Any future losses  associated with DPFC will increase the amount of the deficit.

Upon the  retirement of the  securitized  notes issued by DPFC, the Company will recognize a gain in an amount  approximately  equal to any  accumulated  deficit reflected at that time on DPFC's balance sheet.

         At March 31, 1999,  Fourteen Hill Capital had loans  outstanding in the aggregate principal amount of $619,000,  non-marketable  securities carried at a cost of $1.5 million and marketable  securities  carried at $34.1  million.  Any unrealized gains or losses on marketable  securities,  net of applicable  taxes,

are reflected as "Accumulated  Comprehensive Income -- Net Unrealized Investment

Gains (Losses)" in stockholders' equity. At March 31, 1999 and December 31, 1998 the  accumulated  unrealized  gains (losses) were $21.4 million and  ($189,000),

respectively.  This  substantial  increase,  as well as the related  increase in

"Total Comprehensive  Income" for the quarter ended March 31, 1999, is primarily the result of one portfolio company, FlashNet Coummunications,  Inc., completing an  initial  public  offering  in the first  quarter  of 1999 and the  Company's holdings in FlashNet  becoming  marketable  securities.  Any unrealized gains or losses will be recognized  on the income  statement,  if ever,  upon sale of the marketable securities.

         Non-marketable  securities include certain preferred shares convertible into marketable securities.  If the Company had converted certain of such shares in the first quarter of 1999, the unrealized gains would have been $1.6 million,

net of applicable taxes.

         Allegiance  had  eight  loans  outstanding  at  March  31,  1999 in the aggregate  principal  amount of $15.4  million.  All loans bear a fixed interest rate, which on a dollar weighted basis was 9.4%.

         The  following is summary  balance  sheet  information  as of March 31,

1999:


         Cash and cash equivalents...................................$7,243,627

         Restricted cash (1).........................................$2,114,616

         Investment securities......................................$34,158,218

         Loans receivable, net of unearned income of

             $261,254 and net of an allowance on loan

             losses of $75,000 ......................................$15,935,030

         Purchased life insurance policies...........................$33,124,945

         Non-marketable securities....................................$3,153,617

         Total assets................................................$97,009,971

         Revolving certificates......................................$11,797,272

         Long term notes payable.....................................$38,528,914

         Debentures...................................................$3,000,000

         Deferred income taxes........................................$6,598,514

         Total liabilities...........................................$60,575,280

         Accumulated comprehensive income --

              net unrealized investment gains........................$21,399,005

         Retained deficit..........................................$(12,147,103)

         Total stockholders' equity..................................$36,434,691


(1) $1.9 million of restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding Corp. I, to secure the repayment of long term notes payable.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
           Alan B. Perper, 415/394-9467